Exhibit 10.40

albany molecular research, INC.
SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.           Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Albany Molecular Research, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). Bonus payments under the Incentive Plan are intended to be “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) if paid to a Covered Executive who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.           Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives and other key employees (the “Covered Executives”) to participate in the Incentive Plan. Participation in this Incentive Plan does not change the “at will” nature of a Covered Executive’s employment with the Company and participation in the Incentive Plan in one performance period does not guarantee participation in subsequent performance periods.

3.           Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan. Each member of the Compensation Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

4.           Bonus Determinations

(a)          Performance Goals. A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries, units, divisions or groups (the “Performance Goals”), including, but not limited to, the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Company’s common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital assets, equity or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of common stock of the Company, sales or market shares and number of customers, customer satisfaction, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and any of which may be measured either in accordance with GAAP or in accordance with pro forma measures as established by the Company and communicated to the shareholders of the Company. Within the first 90 days of each performance period (or, if shorter, within one-quarter of the performance period if the period is shorter than one year), the Compensation Committee shall select the Performance Goals applicable for each Covered Executive for the performance period. The Performance Goals may differ from Covered Executive to Covered Executive.

(b)          Calculation of Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Covered Executive, including a change in accounting standards or an acquisition or disposition during the fiscal year in question.  In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Performance Goal in the relevant performance period.

(c)          Target; Threshold; Superior. Each Performance Goal shall have a “target” (100 percent attainment of the Performance Goal) and may also have a “threshold” hurdle and/or a “superior” payment amount. In the event that the actual corporate performance shall fall between any of the levels set forth for achievement, linear interpolation shall be used to determine the actual payout under each Performance Goal.

(d)          Bonus Requirements. (i) Any bonuses paid to “covered employees” who are also Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee certifies in writing whether, and to what extent, Performance Goals for the performance period have been achieved. Notwithstanding the foregoing, the Compensation Committee may apply negative discretion to reduce, but not increase, the amount of the bonuses payable to Covered Executives under the Incentive Plan.

(e)          Individual Target Bonuses and Maximum Bonuses. The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period. The maximum amount of bonus for each Covered Executive in any performance period shall not exceed $5 million.

(f)          Employment Requirement. Subject to any additional terms contained in a written agreement between the Covered Executive and the Company, in the discretion of the Compensation Committee, the payment of a bonus to a Covered Executive with respect to a performance period may be conditioned upon the Covered Executive’s employment by the Company on the bonus payment date. If a Covered Executive was not employed for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.

5.           Timing of Payment

(a)          With respect to Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s) have been published. If the Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later 74 days after the end of the fiscal year in which such performance period ends.

(b)          With respect to Performance Goals established and measured on an annual or multi-year basis, Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c)          For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

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6.            Withholding

Distributions pursuant to this Incentive Plan an shall be subject to all applicable withholding and other taxes and all contributions or deductions required by law to be deducted or withheld in accordance with procedures established by the Company.

7.           Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion; provided, however, that amendments shall be subject to stockholder approval to the extent required by Section 162(m) of the Code. In the case of any Covered Executive employed outside the United States, the Company may vary the provisions of this Incentive Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

8.           Governing Law

This Incentive Plan shall be governed by the laws of the State of Delaware.

9.           Stockholder Approval

This Incentive Plan shall be submitted for stockholder approval at the Company’s 2016 annual meeting.

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